UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 30, 2009

DSP GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23006	94-2683643
(Commission File Number)	(I.R.S. Employer Identification No.)

2580 North First Street, Suite 460 San Jose, CA	95131
(Address of Principal Executive Offices)	(Zip Code)

408/986-4300

(Registrant’s Telephone Number, Including Area Code)

With a copy to:

Bruce Alan Mann, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On November 27, 2009, the Compensation Committee of the Board of Directors of DSP Group, Inc. (the “Company”) unanimously approved a Separation Agreement between Boaz Edan, the current Chief Operating Officer of the Company, the Company and DSP Group Ltd. (the “Separation Agreement”). Pursuant to the Separation Agreement, effective on November 30, 2009, Mr. Edan’s employment with the Company will be terminated on May 31, 2010 (the “Effective Date”). Mr. Edan will continue to receive his current monthly salary up to and through May 2010. In accordance with the agreements relating to Mr. Edan’s previously granted stock options and stock appreciation rights of the Company (collectively, the “Equity Awards”), all such Equity Awards will accelerate and fully vest on the Effective Date and Mr. Edan will have two years from the Effective Date to exercise such Equity Awards. Also pursuant to the Separation Agreement, Mr. Edan agreed to specified noncompetition and non-solicitation covenants for a period of three years from the Effective Date, as well as a specified non-disparagement covenant.

The Company thanks Mr. Edan for his contributions to the Company over the years.

A copy of the Separation Agreement is attached and filed herewith as Exhibit 10.1 hereto and incorporated herein by reference. The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement as filed hereto.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.1 Separation Agreement by and among Boaz Edan, DSP Group, Inc. and DSP Group, Ltd., effective as of November 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSP GROUP, INC.

Date: November 30, 2009	By:	/s/ DROR LEVY
Dror Levy
Chief Financial Officer and Secretary

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